EXHIBIT 23.3


INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference in this Registration Statement of Carson, Inc. on Form S-8 of our reports (i) dated August 2, 1996 on the consolidated financial statements of Aminco, Inc. and (ii) dated June 21, 1996 (October 8, 1996 as to Note 14) on the consolidated financial statements of Carson, Inc., appearing in the Prospectus dated October 14, 1996 of Carson, Inc.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 30, 1997